Exhibit 10.6

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. OMITTED INFORMATION HAS BEEN REPLACED BY [*].

DOLBY SYSTEM

LICENSE AGREEMENT

BETWEEN

Dolby Laboratories Licensing Corporation (“Licensor”) of 100 Potrero Avenue San Francisco, CA 94103-4813 United States of America telephone: (415) 558-0200 facsimile: (415) 863-1373	and	InterVideo, Inc. (“Licensee”) of 47350 Fremont Blvd. Fremont, CA 94538 United States telephone: (510) 651-0888 facsimile: (510) 651-8808

EFFECTIVE DATE:	20 May 2004
AGREEMENT NO:	10165

Licensor’s bank and account number for wire transfer of payments:

Bank:	Wells Fargo Bank
Address:	464 California Street, San Francisco, CA 94104 U.S.A.
Account Name:	Dolby Laboratories Licensing Corporation
Account Number:	[*]
ABA Number:	[*]

AGREED:

ON BEHALF OF LICENSOR		ON BEHALF OF LICENSEE

Signature:	/s/ Gretchen K. LiKander	Signature:	/s/ Randall I. Bambrough

Name:	Gretchen K. LiKander	Name:	Randall I. Bambrough
Authorized representative		Authorized representative

Title:	Manager, IP Licensing	Title:	CFO

Place:	San Francisco, CA	Place:	Fremont, CA

Date:	20 May 2004	Date:	4/20/04

InterVideo, Inc.	2

TABLE OF CONTENTS

TITLE PAGE AND SIGNATURE BLOCK	1

INTRODUCTION	4

MAIN DEFINITIONS	4

Approved Interface Product	4
Audio Technology	4
Commercialize or Commercialization	4
Confidential Information	4
Development Kit	4
Disabled Product	4
Dolby Intellectual Property	4
Trademarks and System Designators	4
Licensed Technology	4
Know-How	4
Show-How	4
Copyrighted Works	5
Patents	5
Effective Date	5
Licensed Product	5
Approved	5
Implementation	5
Private Label	5
Software	5
Consumer Electronics	5
Make or Made	5
Parties	5
Licensor	6
Licensee	6
Plug-in	6
Prototype	6
Qualified Recipients	6
Qualified Supplier	6
Sell or Sold	6
Spare Part	6
Testing	6
Update	6
Work Made for Hire Relationship	6

DOLBY INTELLECTUAL PROPERTY LICENSES	6

Audio Technology	6
Licensed Trademark	6
Sub-license	6

DEVELOPMENT PROGRAM	6

Deliverables and Initial Fee	7
Prototype Development	7
Integration of Implementations	7
Prototype Testing	7
Modifications	7

COMMERCIALIZATION	7

Product Support	7
End-User Products	7

© 2003 Dolby Laboratories Licensing Corporation. Do not copy. All rights reserved.

InterVideo, Inc.	3

Approved Interface Products	7
Referrals	8
Standardization and Quality	8
Trademark Usage	8
Trial Software	8
Software Security	8
Private Label Licensed Products	8
Notices and Markings	8

REPORTS AND PAYMENTS	8

Quarterly Reports	8
Royalty Payments	9
Non-Patent Country	9
Books and Records	9
Willful Failure to Provide Reports or Under Reporting	10

TERM, TERMINATION AND LICENSOR RIGHTS	10

Expiration	10
Default and Termination	10
Bankruptcy	10
Duty to Return or Destroy	10
Effect of Termination	10
Use by a Subsidiary	11

REPRESENTATIONS AND WARRANTIES	11

CONFIDENTIALITY	12

GENERAL TERMS	13

APPENDIX A: SCHEDULE OF PATENTS

APPENDIX B: TABLE OF CONTENTS FOR DEVELOPMENT KIT

APPENDIX C: SCHEDULE OF TRADEMARKS

APPENDIX D: SCHEDULE OF NOTICES

APPENDIX E: SCHEDULE OF ROYALTIES

© 2003 Dolby Laboratories Licensing Corporation. Do not copy. All rights reserved.

InterVideo, Inc.	4

INTRODUCTION

Licensor owns or has rights to license intellectual property relating to audio technologies and processes that it has gone to considerable effort and expense to develop; and

Licensor’s Audio Technology and Trademarks have acquired valuable goodwill and a reputation for high quality among professionals and consumers around the world; and

The sole purpose of this Agreement, which should not be construed to grant rights for any other purpose, is for Licensee: to integrate an Implementation of the Audio Technology into a Prototype; for Licensor to test and have Approved such Prototype; and to use the Licensed Trademarks to promote and Sell Licensed Products to an end-user market (the “Purpose”).

FOR and in consideration of the covenants made as well as of other good and valuable consideration, the receipt and sufficiency of which is accordingly acknowledged, it is hereby covenanted and agreed between the Parties that:

1. MAIN DEFINITIONS.

“Approved Interface Product” means a Licensor approved interface product that functions to permit remote access to Dolby Intellectual Property in a Licensed Product: (i) where the remote access to the Licensed Product provides all Dolby licensed features and functions relevant to the end user experience of the Dolby Intellectual Property; (ii) that also assures proper use of the Licensed Trademark used in connection with the Dolby Intellectual Property; and (iii) as may be further described in the Development Kit.

“Audio Technology” means the Licensed Technology deployed in accordance with the Development Kit.

“Commercialize” or “Commercialization” means (as the context requires) the use and promotion of Dolby Intellectual Property in Licensed Products in exchange for money, royalties or other form of compensation or consideration.

“Confidential Information” means the Development Kit, Licensed Technology, Quarterly Reports, Licensee’s audit information, Licensee’s procurement of Implementations information and the contents of this Agreement plus any other business or technical information identified as “confidential” at the time of disclosure, and any reproductions thereof.

“Development Kit” means the package of materials, the contents of which are scheduled at Appendix B entitled, “Table of Contents for the Product Development Kit,” which may be updated from time to time by Licensor as significant developments arise.

“Disabled Product” means a Licensed Product in which the Licensed Technology is not accessible or functional.

“Dolby Intellectual Property” means the Licensed Trademarks and the Licensed Technology.

“Licensed Trademarks” means all the words and symbols identified as trademarks at Appendix C entitled, “Schedule of Licensed Trademarks. “System Designators” means any of the system designators at Appendix C.

“Licensed Technology” means the Know-How, Show-How, Copyrighted Works and the Patents, owned, controlled or licensable by Licensor, together with other know-how, show-how, copyrighted works and patents directed toward Licensed Products that become owned, controlled or licensable by Licensor during the term of this Agreement, which Licensor may agree to include.

“Know-How” means proprietary information including but not limited to trade secrets, software, designs, drawings, memoranda, blue-prints, specifications and the like, recorded or unrecorded, relating to Implementations or Licensed Products, accumulated in the Development Kit or an Implementation, or otherwise communicated by Licensor or its licensees to Licensee or its contractors, and useful to develop and Commercialize Licensed Products.

“Show-How” means valuable and necessary teaching, skills, experience, reports, tests, test results, education, techniques and demonstrations, recorded or unrecorded, relating to Implementations or

© 2003 Dolby Laboratories Licensing Corporation. Do not copy. All rights reserved.

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Licensed Products, independent of the Know-How, Copyrighted Works and Patents, accumulated in the Development Kit or an Implementation, or otherwise communicated by Licensor or its licensees to Licensee or its contractors, and essential for Prototypes to be Approved.

“Copyrighted Works” means all copyrighted works, relating to Implementations or Licensed Products, accumulated in the Development Kit or an Implementation, or otherwise communicated or delivered by Licensor or its licensees to Licensee or its contractors, and useful to develop and Commercialize Licensed Products. Copyrighted Works excludes mask works fixed in a semiconductor chip product.

“Patents” means all the issued patents and pending patent applications scheduled at Appendix A entitled, “Schedule of Patents”; and any divisional, continuation or substitute patent application based on any of these scheduled patents or patent applications; any patents that issue on any of the above-described patent applications and any re-issues and extensions thereof; along with any portions of other patents and patent applications containing substantially the same subject matter owned and controlled by Licensor.

“Effective Date” is the date set forth on the title page of this Agreement subject to payment of the initial fee set forth on the title page of this Agreement.

“Licensed Product” means a complete, ready-to-use, product containing its own user interface that:

(a) is intended for an end-user (not an intermediary) market;

(b) has design approval by Licensor resulting from Testing (“Approved”);

(c) contains an Approved “Implementation” which means: (i) for the consumer market, an integrated circuit or other type of electronic device or software in object code form; or (ii) for the professional market, an integrated circuit, printed circuit board, module, subassembly and/or software library; either supplied by a Qualified Supplier for an intermediate market, and is not a complete, ready-to-use, final end-user product;

(d) (except for Disabled Products) is intended to perform the Audio Technology;

(e) bears a brand (indicating origin) owned or controlled by: (i) Licensee; (ii) a Qualified Recipient; (iii) a third party who is not a Qualified Recipient, under contract with Licensee to re-Sell products using a trademark other than Licensee’s trademark and trade name (“Private Label”); and

(f) as specified in the Development Kit, is either:

(i) a consumer market, intended primarily for non-commercial, entertainment, consumer use:

“Software” product which means a self contained software application with its own end-user, graphical user interface, for a computing device type meeting the descriptions in Appendix E; or a complete, ready-to-install-and-use audio subsystem Sold with such Software; or a

“Consumer Electronics” or “CE” product which means a tangible, consumer electronics product such as a multi-channel A/V receiver, DVD-V or DVD-A player, PVR, TV, a broadcast TV receiver set-top box, or automotive audio system, of a consumer electronics device type meeting the descriptions in Appendix E, but not a Software product; or

(ii) a professional market product intended for business or commercial use (for example, a processor used in media production or broadcast, or a complete, ready-to-install and use audio subsystem), but not a cinema product, or a product used in cinema applications, or an audio encoder product (which is a complete self contained unit including power supply, input/output interfaces and control means), or any other professional product made by Licensor.

“Make” or “Made” means (as the context requires) to assemble or manufacture (including creating copies) by Licensee, or by Licensee’s contractors under Licensee’s authorization or permission, where Licensee furnishes the design, specifications, working drawings, and the like.

“Parties” or “Party” means the Licensor and Licensee collectively or separately, as the context requires.

© 2003 Dolby Laboratories Licensing Corporation. Do not copy. All rights reserved.

InterVideo, Inc.	6

“Licensor” means Dolby Laboratories Licensing Corporation, a corporation of the State of New York, having a place of business as indicated on the title page of this Agreement, and its successors and assigns.

“Licensee” means the entity identified on the title page of this Agreement, together with its subsidiaries, the ordinary voting shares of which are more than 50% owned and directly controlled by it, for as long as such control exists.

“Plug-in” means an Implementation distributed separately from the Licensed Product with which it was Approved and is eligible for deployment as may be further described in the Development Kit.

“Prototype” means a product meeting all the requirements of a Licensed Product but is not yet Approved.

“Qualified Recipient” means an entity licensed under the Dolby Intellectual Property (and in good standing with Licensor) to receive Implementations for the purpose of (i) distribution or (ii) to design, Make Prototypes and Sell Licensed Products.

“Qualified Supplier” means an entity, licensed under the Dolby Intellectual Property (and in good standing with Licensor) to Sell Implementations to an intermediate market. A Schedule listing Qualified Suppliers is included in the Development Kit which may be updated by Licensor from time to time.

“Sell” or “Sold” means (as the context requires) to sell, supply, offer for sale, import, rent, lease or otherwise distribute in exchange for money or other form of compensation or consideration.

“Spare Part” means a piece of hardware used solely for the repair of a Licensed Product on which the royalty under this Agreement has been paid.

“Testing” means the process Licensor uses to approve a design and is based on: (a) the capacity of a product to perform as accurately as Licensor’s reference audio product; (b) comparative listening tests; (c) compliance with the specifications and operating parameters and other usage requirements contained in the Development Kit; (d) Show-How; (e) those quality standards that apply to aspects of Licensed Products which influence or reflect upon the audio quality or performance of the Licensed Product as perceived by the end-user; and (f) reasonable standards of quality and workmanship for similar products.

“Update” means a later version of a software Licensed Product that: (a) does not contain changes other than minor bug fixes; (b) will install only if a previous version of such Licensed Product (for which the required royalty has been paid) is installed; (c) automatically removes pre-existing versions of such software Licensed Product, upon installation of the Update; (d) is free to end-users; and (e) is eligible for deployment as may be further described in the Development Kit.

“Work Made for Hire Relationship” means a relationship in which Licensee owns the intellectual property rights in any work undertaken by or for it.

2. DOLBY INTELLECTUAL PROPERTY LICENSES.

Audio Technology. Subject to this Agreement, Licensor grants to Licensee a personal, indivisible, non-exclusive, worldwide license to use the Audio Technology to design (and to Make in sample quantities) Prototypes, and to Make and Sell Licensed Products and Spare Parts, and Make and distribute Updates.

Licensed Trademark. Subject to this Agreement, Licensor grants to Licensee a personal, indivisible, non-exclusive, worldwide license to use the Licensed Trademarks, in combination with the appropriate System Designator, to mark Licensed Products (excluding Disabled Products) and to promote their Commercialization. Licensee agrees not to use any mark, name or symbol resembling or suggesting an identity related to Licensor other than those marks, names or symbols specifically set out in Appendix C.

Sub-license. No right is granted to sub-license or grant any rights Licensee has under this Agreement, to any third party. No license or sub-license is granted to allow the Licensed Technology to be applied to more than one program or content, concurrently. Any offer to sub-license or purported grant of sub-license by Licensee is an event of default.

© 2003 Dolby Laboratories Licensing Corporation. Do not copy. All rights reserved.

InterVideo, Inc.	7

3. DEVELOPMENT PROGRAM.

Deliverables and Initial Fee. Upon the Effective Date or shortly thereafter, Licensor will provide a Development Kit to Licensee. The initial fee, paid by Licensee, is for license and administration setup costs and is neither consideration for the right to use Dolby Intellectual Property nor a royalty payment.

Prototype Development. Upon delivery of the Development Kit, Licensee will develop a Prototype. For the purposes of such development, Qualified Recipients may only receive sample (not production) quantities of Implementations.

Integration of Implementations. Licensee’s right to use Implementations is limited to integrating such Implementations into Prototypes, and evaluating such Prototypes for Testing. Mere purchase or receipt of an Implementation does not convey a license nor imply a right under any patent, or any other industrial or intellectual property right of Licensor, to use such Implementation, other than to integrate such Implementation into Prototypes and evaluating such Prototypes for Testing.

Prototype Testing. As further detailed in the Development Kit:

(a) Testing will occur at Licensor’s San Francisco facilities or other facilities designated by Licensor. Submission of Prototypes (at least one from each product family), together with their instruction and service manuals, is required for Testing. Certain test results may be required prior to Testing. Information on conducting any such tests will be included in the Development Kit. Other reasonably related information (artwork, etc.) may be required prior to completion of Testing. If transmissions or other special conditions necessary to test Prototypes or Licensed Products under field operating conditions, are not available at Licensor’s facilities, then Licensee will provide such facilities, or access to such facilities;

(b) Licensor will notify Licensee (without unreasonable delay) of Testing results and, if necessary, any required remedial action;

(c) If the Prototype being Tested is Approved, then Qualified Recipients may receive production quantities of Implementations to Make Licensed Products related to such Prototype; and

(d) Subject to a Licensed Product being Approved, and at Licensor’s discretion, a Prototype representing inconsequential variations of such product may be eligible for similar approval without independent Testing, (“Multiple Listing”).

Modifications. No disassembly, reverse engineering, de-compilation, modification, making of derivative works, or translation of products containing Dolby Intellectual Property, Know-How, Show-How, Copyrighted Works, Development Kit, or any parts thereof is allowed. Licensee will provide such notice of the above to all recipients of its software Licensed Products. As necessary, information to achieve interoperability with other programs within the meaning of the European Union Directive on the Legal Protection of Computer Programs, may be available from Licensor upon request.

4. COMMERCIALIZATION.

Product Support. Licensed Product Commercialization and end-user support is Licensee’s sole responsibility.

End-User Products. Except for Spare Parts and Plug-ins, distribution of partially assembled Licensed Products (kits, knock-downs, Implementations etc.) is not permitted. Plug-ins may only be distributed for use with Licensed Products with which they were Approved. Unless as otherwise authorized by Licensor, no right is granted to transfer ownership or to unauthorized possession or copying of all or part of an Implementation (unless permanently integrated into a Licensed Product) or the Development Kit.

Approved Interface Products. A Licensed Product will not permit remote access to Dolby Intellectual Property other than through an Approved Interface Product. Any access to Dolby Intellectual Property by Approved Interface Products is only permitted provided that: (a) Dolby licensed features and functions provided by such Licensed Product (relevant to the end user experience of the Dolby Intellectual Property) are also provided by such Approved Interface Product; (b) Licensee assures proper use of the Licensed Trademark by such Approved Interface Product; (c) no unauthorized copying occurs; (d) such access is not permitted via public or corporate networks; and (e) such access is provided as may be further described in the Development Kit. Further, Licensee will not work with or cooperate with third parties to design, nor

© 2003 Dolby Laboratories Licensing Corporation. Do not copy. All rights reserved.

InterVideo, Inc.	8

affirmatively design, a Licensed Product so that the Licensed Product permits access to Dolby Intellectual Property other than via an Approved Interface Product.

Referrals. Inquiries regarding acquisition of rights to Dolby Intellectual Property, and information regarding its potential infringement must be promptly referred by notice to Licensor, and is solely for Licensor’s response. Licensee agrees to fully co-operate and provide any supporting information upon request.

Standardization and Quality. Licensed Products will comply with Licensor’s reasonable quality standards as specified in the Development Kit.

Trademark Usage. If Licensee uses the Licensed Trademarks, then such use is conditioned upon Licensor’s approval (Licensor may request pre-approval and samples of proposed Licensed Trademark uses) and compliance with the following requirements:

(a) Licensed Products will prominently display the appropriate Licensed Trademark(s) (on an exposed front surface of a Licensed Product or as part of an opening screen or in an “about” window, as applicable) in accordance with the Schedule of Licensed Trademarks and the Licensee Information Manual. Licensed Trademarks will also be used in a prominent manner in the advertising and promotions for such Licensed Products. Use of Licensed Trademarks will be no less prominent and at least as large as the most prominent third party trademark(s) appearing on that Licensed Product or its associated advertising and promotion;

(b) Licensed Trademarks will be used only on Licensed Products (and their advertising or promotion) marked in accordance with this Agreement;

(c) Licensed Trademarks will be used in accordance with established United States practices for the protection of trademark and service mark rights, unless a requirement in a country or jurisdiction in which a Licensed Product is Sold is more stringent, in which case such use will also conform to the more stringent requirement;

(d) Licensed Trademarks will be used in a manner that distinguishes them from other trademarks, service marks, symbols or trade names. Use of Licensed Trademarks will not suggest a common, descriptive or generic meaning. The design, presentation or advertisement of Licensed Products will not contribute to confusion, either between Licensor’s trademarks, or between the Licensed Trademarks and the trademarks or tradenames of others. In descriptive, instructional, advertising, promotional material or media relating to Licensed Products, Licensee must use the Licensed Trademarks and expressions, for example the trademark ‘Dolby’ with an appropriate System Designator; and

(e) Licensed Trademarks will not be used on or in association with Disabled Products.

Trial Software. “Trial Software” means a software Licensed Product that is accessible or functional only for a limited time (the “Trial Period”). Eligibility of the Audio Technology for deployment in Trial Software depends on program details as described in the Development Kit.

Software Security. All sale or distribution of any nature of software Licensed Products, Prototypes or any products (such as Plug-ins or Disabled Products) containing Dolby Intellectual Property must employ security mechanisms reasonably sufficient to stop any unauthorized copying; including but not limited to, any specific restrictions or mechanism as may be further described in the Development Kit.

Private Label Licensed Products. Sale of Private Label Licensed Products is conditioned upon the Private Label owner agreeing to be bound by this Agreement.

Notices and Markings. Copyright, patent, trademark and other commercial notices must be prominently displayed on all Licensed Products in accordance with Appendix D, entitled, “Schedule of Notices.” If Licensee chooses not to display the Licensed Trademarks on Licensed Products, it will take all necessary precautions to prevent identification or association of Dolby Intellectual Property and resulting technology with any other entity or person.

5. REPORTS AND PAYMENTS.

Quarterly Reports. Throughout the term of this Agreement, and until Licensee refrains from exercising all rights and licenses granted hereunder (and all products with Dolby Intellectual Property cease to be Made, imported, Sold or otherwise distributed by or on behalf of Licensee), Licensee will deliver to Licensor (within

© 2003 Dolby Laboratories Licensing Corporation. Do not copy. All rights reserved.

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30 days after each calendar quarter) reports detailing all sales and other distribution of any product containing or using Dolby Intellectual Property, made during the previous quarter (or previously unreported), along with good faith estimates for the next quarter (“Quarterly Reports”). For each such product, Quarterly Reports must contain:

(a) its brand name and model number;

(b) its serial number (if it is a software product);

(c) the brand name and model number of each Implementation it contains;

(d) the total number of applicable royalty units per product in accordance with Appendix E; and

(e) the total number of any additional upgradeable royalty units per product in accordance with Appendix E.

Licensor at its discretion may at any time require that Quarterly Reports contain or be supplemented by other information Licensor or its outside auditors may reasonably request or is required by Licensor to enforce its rights (for example; complete contact information and Quarterly Reports details for an entity other than Licensee paying a portion of any obligation on Licensee’s behalf; and/or information relating to the quantities and source of products containing Dolby Intellectual Property (such as Implementations) received by Licensee or other entities on Licensee’s behalf).

Royalty Payments. In accordance with Appendix E entitled “Schedule of Royalties”, Licensee will pay to Licensor royalties on all Dolby Intellectual Property Made, used, Sold or otherwise distributed. Royalty payments are due at the same time as each Quarterly Report. A Licensed Product will be considered Sold when invoiced or otherwise distributed, or used (whichever event occurs first); except for:

(a) Returns, which are Licensed Products returned to Licensee by its customer on which Licensee gives credit to that customer and are not re-distributed;

(b) Disabled Products, which will be considered Sold when the Licensed Technology becomes accessible or functional;

(c) Trial Software, which will be considered Sold when the Licensed Technology becomes accessible or functional, outside the Trial Period;

(d) Updates or Spare Parts; and

(e) Licensed Products distributed to Qualified Recipients provided that: (i) all royalties due on such Licensed Products have been paid to Licensor (and not required to be returned); and ii) Licensee and the Qualified Recipient provides Quarterly Reports detailing such transactions.

Non-Patent Country. If a Licensed Product is Made, used, and Sold or otherwise distributed in a country where there are no Patents (a “Non-Patent Country”), then royalties for that Licensed Product may be diminished according to the Schedule of Royalties. Quarterly Reports in which deductions are claimed must specify the country in which the Licensed Products were Made and the country in which the Licensed Products were Sold or otherwise distributed. (Diminished royalties may not be available if such Licensed Products Made, used, Sold or otherwise distributed in a Non-Patent Country were destined for use by end-users or for sale or other distribution to end-users in other than a Non-Patent Country, and Licensor determines that sale had the effect of defeating the royalty provisions of this Agreement.)

Books and Records. Complete books and records of all sales, leases, uses, returns, or other distribution of Dolby Intellectual Property must be kept for a period of 3 years. At its own expense, Licensor may (through a professionally registered accountant or agent) inspect, examine and make abstracts of such books and records as necessary to verify their accuracy. This inspection and examination will be made during business hours upon reasonable notice, and not more often than twice a year. Following that inspection and at the discretion of Licensor, Licensor may in addition, request that an independent auditor be allowed access to same books and records as necessary to verify their accuracy. If the independent auditor’s inspection of the relevant records of the Licensee reveals that the difference between the amount the independent auditor determines is owed and the amount Licensee has reported is greater than five percent of the amount owed, (such difference will constitute a material breach), Licensee agrees that it will then be liable to Licensor in the amount of three times the royalties owed (plus interest on the underpaid amount due, from the date it originally should have been paid, at the lesser of (a) 1.5% interest per month, or (b) the maximum rate

© 2003 Dolby Laboratories Licensing Corporation. Do not copy. All rights reserved.

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allowed by law) as determined by the independent auditor plus the full cost of Licensor’s examination and collection, including accounting, audit and legal fees. In addition that audit will not count as one of Licensor’s audits for that year. As part of its accounting processes, Licensor also receives quarterly reports from, and may regularly audit the books and records of, entities supplying or receiving Dolby Intellectual Property, to or from Licensee. Licensee agrees to assist in resolving discrepancies between any of its reports (such as Quarterly Reports) and those of such entities.

Willful Failure to Provide Reports or Under Reporting. If Licensee willfully fails, after 15 days notice from Licensor, to provide Quarterly Reports (or other reports as required) or if Licensee has under reported royalties due under this Agreement (which under reporting may be established by comparing statements provided by Licensee with those of third parties supplying Licensee with Implementations or other Dolby Intellectual Property), then (a) Licensor may at its option, inform Qualified Suppliers that Licensee is no longer in good standing and that Licensee is no longer entitled to receive Implementations; and (b) Licensee agrees that it will be liable to Licensor in the amount of three times the royalties owed (plus interest on the underpaid amount due, from the date it originally should have been paid, at the lesser of (i) 1.5% interest per month, or (ii) the maximum rate allowed by law) plus the full cost of Licensor’s examination and collection, including accounting, audit and legal fees. These remedies will be in addition to any other remedies Licensor may have under this Agreement.

6. TERM, TERMINATION AND LICENSOR RIGHTS.

Expiration. Unless already terminated, this Agreement will terminate on the last to expire date of the Patents automatically included, unless a shorter term is indicated in the Appendices (as applicable). Where there is more than one set of Dolby Intellectual Property licensed under this Agreement, any term indicated will govern only that set of Dolby Intellectual Property to which such Appendix pertains. The term of this Agreement is not extendable by the addition of extra patents that Licensor may have separately agreed to include.

Default and Termination. Failure to pay or perform any obligation within the time prescribed will constitute an event of default. Either Party may terminate this Agreement upon default by the other Party subject to: (a) giving notice to the defaulting Party describing the non-performance; and (b) a 30 day cure period for the defaulting Party to re-establish compliance (during which time, in the event of late payment or late Quarterly Reports, Licensor may terminate or suspend all or part of any agreements between the Parties).

Licensee may upon 90 days notice, terminate this Agreement with respect to a Non-Patent Country; and in such case, “Effect of Termination” (described below) will apply to such Non-Patent Country only.

Bankruptcy. The Parties understand and agree that applicable non-bankruptcy law excuses Licensor from accepting performance from any entity other than Licensee as provided in the U.S. Bankruptcy Code, 11 U.S.C. §§ 365(c)(1)(A) and 365(e)(2)(A), and accordingly, if Licensee becomes insolvent, makes a general assignment for the benefit of creditors, or has a petition in bankruptcy (or similar insolvency or re-organization proceeding) filed for or against it, then Licensor may terminate this Agreement, and that without Licensor’s express written agreement, neither this Agreement nor any of Licensee’s rights under this Agreement may be assumed or assigned in any bankruptcy or similar proceeding involving Licensee. Further, Licensee agrees that a “reasonable period” for Licensee to determine whether to seek (with Licensor’s approval) assumption of this Agreement or to reject it in bankruptcy, will not exceed 60 days from the filing of the bankruptcy petition, and that it is reasonable for Licensor to receive adequate assurance of future performance by Licensee even in that 60 day period.

Duty to Return or Destroy. Within 15 days of termination of this entire Agreement, Licensee must furnish to Licensor a letter, signed by an authorized officer of Licensee, certifying that through Licensee’s best efforts, and to the best of its knowledge: (a) the original and all copies of the Development Kit or any portion of it, have been returned to Licensor, destroyed or erased; and (b) any Dolby Intellectual Property (including their associated documentation) not incorporated into a complete, ready-to-use, final end-user product, have been destroyed or returned.

Effect of Termination. Upon termination of the Agreement for whatever reason, all rights and obligations of the Agreement will continue to remain in full force and effect except those in the Section titled “Dolby Intellectual Property Licenses” and Licensor’s obligations in the Section titled “Development Program.”

© 2003 Dolby Laboratories Licensing Corporation. Do not copy. All rights reserved.

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However Licensee will be entitled to fill orders already received prior to notice of default for which commitments as allowed under this Agreement have been made subject to the following:

(a) No right is given to Make, use Sell or otherwise distribute any product that uses Dolby Intellectual Property in any way 6 months after termination; and Licensee will ensure:

(b) the continuing requirement that such products meet Licensor’s current quality standards; and

(c) the timely submission of Quarterly Reports and all payments due, as applicable under this Agreement.

Use by a Subsidiary. Any use of the Dolby Intellectual Property, or any portion thereof, by any entity under this Agreement will constitute such entity’s acceptance of all the terms and conditions of this Agreement and its agreement to be directly bound to all terms of this Agreement, including without limitation, all royalty, accounting, and other obligations with respect to Licensed Products and Dolby Intellectual Property.

7. REPRESENTATIONS AND WARRANTIES.

Each Party represents, covenants and warrants that it has the authority, power and right to undertake this Agreement except that Licensor expressly does not represent, covenant or warrant:

(a) the scope, enforceability, maintenance, prosecution, validity or non-infringement of the Dolby Intellectual Property;

(b) that it will defend Licensee against actions or suits of any nature brought by third parties;

(c) THAT, TO THE EXTENT THAT THESE DISCLAIMERS ARE HELD TO BE LEGALLY INVALID, ANY WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, IS MADE AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED AND EXCLUDED; AND

(d) ANY REPRESENTATION OR WARRANTY TO ANY PERSON OR ENTITY OTHER THAN LICENSEE WITH RESPECT TO THE DOLBY INTELLECTUAL PROPERTY OR ANY PORTION THEREOF, AND LICENSOR EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.

LICENSOR HAS NO LIABILITY FOR ANY LOSS OR DAMAGE, WHETHER OR NOT FORESEEABLE, RESULTING FROM LICENSEE EXERCISING ITS RIGHTS UNDER THIS AGREEMENT. LICENSOR IS NOT LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT (WHETHER OR NOT LICENSOR HAS BEEN SPECIFICALLY INFORMED OF THE POSSIBILITY OF SUCH DAMAGES), OR ANY EXEMPLARY OR PUNITIVE DAMAGES.

Licensee represents, covenants and warrants that:

(a) it understands and acknowledges that the Licensed Technology may not comprise all of the intellectual property rights required to Make, use or Sell a Licensed Product and that third party intellectual property rights (for example; rights management, video technology rights, etc.) may be required;

(b) it understands and acknowledges that “Testing” does not mean: (i) that Licensor has investigated any Licensed Product or Prototype in respect to any intellectual property rights infringement (including Licensor’s own rights); (ii) that Licensor understands or acknowledges that a Licensed Product or Prototype is intended to be a Disabled Product or not; (iii) that a Licensed Product or Prototype will operate error-free or according to end-user or Licensee’s expectations; and (iv) that any security measure employed is sufficient to stop any unauthorized copying;

(c) if it has or acquires a proprietary right necessary for the use of the Audio Technology then it: (i) has not and will not assign or grant an exclusive license to such right except to Licensor; (ii) hereby grants Licensor right-of-first-refusal to acquire and sub-license such right (by license or otherwise); and (iii) will grant such right on fair and reasonable terms;

(d) it agrees to indemnify, defend and hold Licensor, its affiliates, their respective successors, and any of their respective officers, directors, employees, agents, and representatives, harmless from and against any claim, loss, or damage (and expenses incurred in their investigation and defense), arising out of Licensee making, using, selling or otherwise distributing any product containing Dolby Intellectual

© 2003 Dolby Laboratories Licensing Corporation. Do not copy. All rights reserved.

InterVideo, Inc.	12

Property, or part thereof, or out of any allegedly unauthorized use of any product, part thereof or intellectual property (excepting Dolby Intellectual Property), by Licensee or those acting under its apparent or actual authority, and in such an action, Licensor will have counsel of its own choosing;

(e) it acknowledges the validity and exclusive ownership by Licensor of the Licensed Trademarks, and that Licensee owns no rights in the Licensed Trademarks or in the trade name “Dolby Laboratories.” All rights that may accrue in the Licensed Trademarks or in the trade name “Dolby Laboratories” will inure to the benefit of Licensor. Licensee will not use nor file any application for registration of the Licensed Trademarks or “Dolby Laboratories,” or any mark, symbol or phrase, in any language, which is confusingly similar to the Licensed Trademarks or “Dolby Laboratories”;

(f) it will Make, Sell or otherwise distribute no product containing Dolby Intellectual Property the purpose of which is to violate intellectual copyrights;

(g) regardless of any use of the Licensed Trademarks, it will not claim any rights in style, trade dress or goodwill in any images of products containing Dolby Intellectual Property;

(h) prior to permitting any use of the Dolby Intellectual Property, or any portion thereof, by any entity under this Agreement, Licensee will cause such entity to be informed of the terms and conditions of this Agreement; and

(i) nothing in the Agreement grants any license to products containing Dolby Intellectual Property seized or sequestered by customs or other governmental authority, that any use of Dolby Intellectual Property must be in compliance with the Agreement, and that nothing in the Agreement is to be interpreted as a waiver of Dolby Intellectual Property rights with respect to products shipped prior to the Effective Date.

8. CONFIDENTIALITY.

Information disclosed orally is Confidential Information only when reduced to writing and marked as “confidential,” and provided by notice from the disclosing Party (the “Discloser”) to the receiving Party (the “Recipient”) within 3 days of such disclosure. Confidential Information remains the property of Discloser, reproduction of which must include “confidential” or other proprietary legends. Disclosure and use of Confidential Information is permitted only for the Purpose of this Agreement.

Dissemination of Confidential Information is permitted to persons or entities other than Recipient’s employees only with prior approval of Discloser, except for:

(a) the reproduction or internal dissemination of the Development Kit and Licensed Technology so long as: (i) it is only on a disciplined “as needed” basis for the Purpose of this Agreement; (ii) it is only among Licensee’s employees and consultants maintaining a Work Made for Hire Relationship with Licensee, and who have executed confidentiality agreements establishing a duty to maintain the secrecy of confidential material; and (iii) Licensee keeps a record of each copy made, to which Licensee permits Licensor reasonable access;

(b) information disclosed by Licensor to any trier of fact in connection with any royalty dispute, or as required for the verification of the quantity of products containing Dolby Intellectual Property supplied or received, or to its legal counsel or accountants; and

(c) information that Recipient or its authorized agents receives or is required to disclose by Court Order. (A “Court Order” means, in addition to any formal order of the court, agency or tribunal, oral questions under oath in court or in deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or similar processes). In the event of any Court Order:

(i) Recipient will provide Discloser with notice of such request in a timely manner so that Discloser may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement.

(ii) If Discloser waives such compliance then Recipient will disclose only that portion of the Confidential Information that is covered by such waiver and only as far as necessary to comply with such Court Order, and in any event, if Recipient must disclose the Confidential Information pursuant to such Court Order, even with the consent of Discloser, Recipient will undertake all reasonable

© 2003 Dolby Laboratories Licensing Corporation. Do not copy. All rights reserved.

InterVideo, Inc.	13

efforts to prevent further dissemination of the Confidential Information through a confidentiality agreement, submission under seal, sealed record, protective order, or any other appropriate mechanism.

(iii) If in the absence of a protective order, other appropriate remedy or waiver of compliance by Discloser and in the written opinion of Recipient’s legal counsel, Recipient or any other of its authorized agents, are legally compelled to disclose such Confidential Information to any tribunal, else be liable for contempt or suffer other censure or penalty, then Recipient may without liability hereunder, disclose such Confidential Information to such tribunal. Any such disclosure will only be to the degree necessary, and subject to Recipient using all reasonable efforts to preserve the confidentiality of the Confidential Information and prevent its further dissemination through a confidentiality agreement, submission under seal, sealed record, protective order, or other appropriate mechanism.

9. GENERAL TERMS.

Appendices. The Appendices are integral to and included as part of this whole Agreement and excepting any Schedule of Royalties Appendices (but not their device type program tables), may be updated from time to time by Licensor, as significant developments arise.

Entire Agreement. This Agreement, together with its several appendices and attachments, contains the entire agreement between the Parties, and supersedes all previous agreements or representations whether written or oral between them regarding the subject matter of this Agreement. Neither Party is bound by any communication outside this Agreement, except (a) subsequent written agreement duly executed by both Parties, and (b) Licensor’s updates to Appendices. Without regard to the source of translation, if translated into another language, then this English version of the Agreement is controlling.

Costs and Timeliness. Any obligation or covenant requiring a Party to perform or provide an act or service will be construed to impose upon that Party the burdens (unless otherwise provided): (a) with all reasonable expediency sufficient to avoid prejudice to the other Party; and (b) to pay the cost. Any failure to pay monies due hereunder or deliver a Quarterly Report when due is considered an event of default.

Assertion of Unenforceability. The failure of any provision of this Agreement by virtue of it being construed as invalid or otherwise unenforceable will render the entire Agreement cancelable at the option of the Party asserting the enforceability of such provision.

Modification and Waiver. No provision of this Agreement will be modified by any action or omission or subsequent conduct of Licensor or its agents, or by failure of Licensor to object to any actions or omissions of Licensee which may be inconsistent with the terms of this Agreement. No failure to object to a breach committed by either Party in one instance will constitute a waiver or license to commit or continue breaches in other or like instances.

Notices. All notices, reports, requests for delivery, deliveries, consents, and approvals will be promptly made, in written English, to the contact information on the cover page (or in accordance with such other contact information as either Party may deliver to the other), via secure special delivery service, properly transmitted facsimile, or via electronic mail, each requiring proof of delivery. Any electronic mail notices must include a scanned electronic image of said notice with applicable authorized signature(s) on Licensee company letterhead and be addressed to notices@Dolby.com or as otherwise advised from time to time. Any electronic Quarterly Reports will be addressed to reports@Dolby.com or as otherwise advised from time to time. All required notices, reports and the like, will be prepared and signed by fully authorized personnel (chief financial officer or authorized designate with respect to Quarterly Reports) using best efforts to assure accuracy.

Payments. All payments due will be made by wire transfer in United States funds to Licensor’s bank as identified on the cover page of this Agreement (or such other bank as Licensor may from time to time designate). All payments due are exclusive of all local fees, taxes, duties, or charges of any kind, which will not be deducted from them and will be for Licensee’s account, unless, upon receipt of official documentation, Licensor is able to offset such deductions against Licensor’s own tax liabilities. The expense of registering or recording Licensee as a registered user or otherwise complying with the laws of any country pertaining to such registration or the recording of trademark agreements will be borne by Licensee. All payments are non

© 2003 Dolby Laboratories Licensing Corporation. Do not copy. All rights reserved.

InterVideo, Inc.	14

refundable. Excess payments (as applicable) may be applied by Licensor to the next payment due. Interest is due on all late payments and will be calculated at the lower of (a) 1.5% per month, or (b) the maximum legal rate, until paid.

Announcements. Neither Party will publicly state or imply any provisions of this Agreement differ or are inconsistent with this Agreement, or the activities or the communications made pursuant this Agreement. If requested by one Party, the other Party will deliver copies of public statements or promotional material relating to this Agreement.

Injunctive Relief. Any violation or threatened violation of the Section titled “Dolby Intellectual Property Licenses” of this Agreement will cause irreparable injury to Licensor for which monetary damages would not be an adequate remedy and in such event, the Parties agree that Licensor will be entitled to obtain injunctive relief in addition to all legal remedies.

Stipulation to Jurisdiction and Governing Law. This Agreement will be construed according to the substantive law, but not the choice of law rules, of the State of California. If any dispute arises relating to this Agreement, the Parties agree that the venue for such dispute will be in the City of San Francisco and that the dispute may be resolved in either the Northern District of the Federal Courts in the State of California or the State Courts of the State of California. If any action is brought to resolve any dispute under this Agreement, the prevailing Party will be entitled to recover from the other Party all costs and expenses incurred in that action or any appeal there from, including all attorney’s fees and costs. Licensee agrees that any judgment issued by the above courts in the State of California may be enforced to the fullest extent of the law in the country in which Licensee resides, is located or owns assets.

Assignment. This Agreement is not transferable nor assignable, in whole or in part (even in the event of bankruptcy, insolvency or receivership), without consent of Licensor; except that Licensee may transfer this Agreement subject to: (a) at least 30 days notice in connection with its merger and consolidation with or sale of its entire business to another entity; (b) the acquirer agreeing to be bound by this Agreement; and (c) Licensor has agreed to the assignment.

Limitation of Authority. Neither Party is the agent or representative of the other Party, and neither Party has authority to assume obligations on behalf of the other Party.

Export. No technical data or any direct product thereof, will be exported, directly or indirectly, in contravention of United States of America law.

Validity of Offers. All offers are subject to change prior to approval by both Parties.

Execution. This Agreement has been executed by duly authorized representatives of the Parties, in duplicate original copies, as of the date set forth on said cover page.

Waiver of UCITA. The Parties expressly agree that the provisions of the Uniform Computer Information Transactions Act (“UCITA”) will not apply to transactions under this Agreement.

© 2003 Dolby Laboratories Licensing Corporation. Do not copy. All rights reserved.

InterVideo, Inc.	15

APPENDIX A

SCHEDULE OF PATENTS

Dolby Digital Decoder

PATENTS

Country	Patent Number
Australia	631,404
Australia	644,170
Australia	649,786
Australia	653,582
Australia	655,053
Australia	674,357
Australia	677,688
Australia	677,856
Australia	682,913
Australia	685,505
Australia	694,131
Australia	712,719
Austria	0 514 949
Austria	0 519 055
Austria	0 520 068
Austria	0 524 264
Austria	0 560 413
Austria	0 610 975
Austria	0 664 943
Austria	0 709 004
Austria	0 709 005
Austria	0 709 006
Austria	0 716 787
Austria	0 827 647
Belgium	0 208 712
Belgium	0 481 374
Belgium	0 514 949
Belgium	0 519 055
Belgium	0 520 068
Belgium	0 524 264
Belgium	0 560 413
Belgium	0 610 975
Belgium	0 664 943
Belgium	0 709 004
Belgium	0 709 005
Belgium	0 709 006
Belgium	0 716 787
Belgium	0 827 647
Canada	1,239,701
Canada	1,301,337
Canada	2 026 213
Canada	2 053 064
Canada	2 077 662
Canada	2,059,141
Canada	2,077,668
Canada	2,140,678
China	91102167.1
Denmark	0 514 949
Denmark	0 519 055
Denmark	0 520 068

© 2003 Dolby Laboratories Licensing Corporation. Do not copy. All rights reserved.

InterVideo, Inc.	16

Country	Patent Number
Denmark	0 524 264
Denmark	0 560 413
Denmark	0 587 733
Denmark	0 610 975
Denmark	0 664 943
Denmark	0 709 004
Denmark	0 709 005
Denmark	0 709 006
Denmark	0 716 787
Denmark	0 827 647
France	0 208 712
France	0 455 738
France	0 481 374
France	0 514 949
France	0 519 055
France	0 520 068
France	0 524 264
France	0 560 413
France	0 587 733
France	0 610 975
France	0 664 943
France	0 709 004
France	0 709 005
France	0 709 006
France	0 716 787
France	0 827 647
Germany	3 587 251
Germany	69 125 909
Germany	690 26 278.7
Germany	690 31 737.9
Germany	690 32 624.6
Germany	69006011.4
Germany	69107841.6
Germany	692 10 689.8
Germany	692 14 523.0
Germany	692 21 616.2
Germany	693 11 569.6
Germany	694 01 512.1
Germany	694 01 514.8
Germany	694 01 517.2
Germany	694 01 959.3
Germany	697 13 971.9-08
Greece	0 524 264
Italy	0 208 712
Italy	0 481 374
Italy	0 514 949
Italy	0 519 055
Italy	0 520 068
Italy	0 524 264
Italy	0 560 413
Italy	0 610 975
Italy	0 664 943
Italy	0 709 004
Italy	0 709 006
Italy	0 716 787
Italy	0 827 647
Japan	2,821,713
Japan	3,093,179

© 2003 Dolby Laboratories Licensing Corporation. Do not copy. All rights reserved.

InterVideo, Inc.	17

Country	Patent Number
Japan	3,197,012
Japan	3,203,250
Japan	3,224,130
Japan	3,297,050
Japan	3,297,051
Netherlands	0 455 738
Netherlands	0 514 949
Netherlands	0 519 055
Netherlands	0 520 068
Netherlands	0 524 264
Netherlands	0 560 413
Netherlands	0 587 733
Netherlands	0 610 975
Netherlands	0 664 943
Netherlands	0 709 004
Netherlands	0 709 005
Netherlands	0 709 006
Netherlands	0 716 787
Netherlands	0 827 647
Singapore	47116
Singapore	48278
Singapore	49883
Singapore	50974
Singapore	66294
Singapore	82553
Singapore	P0047709
Singapore	P0048247
Singapore	P0049884
Singapore	P0049891
Singapore	P0054317
Singapore	P9692369-3
Singapore	P9692379-2
South Korea	193353
South Korea	214252
South Korea	220862
South Korea	228687
South Korea	228688
South Korea	253136
South Korea	285,993
Spain	0 514 949
Spain	0 519 055
Spain	0 520 068
Spain	0 524 264
Spain	0 560 413
Spain	0 610 975
Spain	0 664 943
Spain	0 709 004
Spain	0 709 005
Spain	0 709 006
Spain	0 716 787
Spain	0 827 647
Sweden	0 514 949
Sweden	0 519 055
Sweden	0 520068
Sweden	0 524 264
Sweden	0 560 413
Sweden	0 610 975
Sweden	0 664 943

© 2003 Dolby Laboratories Licensing Corporation. Do not copy. All rights reserved.

InterVideo, Inc.	18

Country	Patent Number
Sweden	0 709 004
Sweden	0 709 006
Sweden	0 716 787
Sweden	0 827 647
Switzerland	0 514 949
Switzerland	0 519 055
Switzerland	0 520 068
Switzerland	0 524 264
Switzerland	0 560 413
Switzerland	0 610 975
Switzerland	0 664 943
Switzerland	0 709 004
Switzerland	0 709 005
Switzerland	0 709 006
Switzerland	0 716 787
Switzerland	0 827 647
Taiwan	52,047
Taiwan	53 726
Taiwan	56,006
Taiwan	60430
United Kingdom	0 208 712
United Kingdom	0 455 738
United Kingdom	0 481 374
United Kingdom	0 514 949
United Kingdom	0 519 055
United Kingdom	0 520 068
United Kingdom	0 524 264
United Kingdom	0 560 413
United Kingdom	0 587 733
United Kingdom	0 610 975
United Kingdom	0 664 943
United Kingdom	0 709 004
United Kingdom	0 709 005
United Kingdom	0 709 006
United Kingdom	0 716 787
United Kingdom	0 827 647
United States	4,790,016
United States	4,914,701
United States	5 357 594
United States	5 479 562
United States	5 633 981
United States	5,109,417
United States	5,235,671
United States	5,274,740
United States	5,291,557
United States	5,297,236
United States	5,394,473
United States	5,581,653
United States	5,583,962
United States	5,623,577
United States	5,632,003
United States	5,752,225
United States	5,890,106
United States	6,449,368

© 2003 Dolby Laboratories Licensing Corporation. Do not copy. All rights reserved.

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PATENT APPLICATIONS

Country	Application Number
Canada	2 142 092
Canada	2 164 964
Canada	2 167 527
Canada	2,103,051
Canada	2,165,450
Canada	2,166,551
Canada	2,221,845
Japan	1992-504474
Japan	6-510170
Japan	7-504717
Japan	7-508213
Japan	9-533576
Singapore	9608277-1
South Korea	97-708058

© 2003 Dolby Laboratories Licensing Corporation. Do not copy. All rights reserved.

InterVideo, Inc.	20

APPENDIX B

TABLE OF CONTENTS FOR

PRODUCT DEVELOPMENT KIT—DOLBY DIGITAL CONSUMER DECODER

Licensee Information Manuals

☑ 1. Licensee Information Manual: Dolby Digital Consumer Decoder*

This document presents product specifications and functional requirements for use of the Dolby Digital technology in different types of products. It also provides a description of Dolby Digital parameters and information on product design.

☑ 2. Licensee Information Manual: General Information*

This manual contains information pertaining to all licensed Dolby technologies, including technology overviews, product approval procedures, and trademark/logo use.

Responsibilities & Schedules

☑ 3. Schedule of Qualified Implementors*

This document lists the licensees who are authorized to sell quantities of Dolby approved implementations. This document is available on Dolby Laboratories’ Licensee Support extranet. If you do not have an account, simply log in to www.dolbysecure.com and click on “New Account” Specify “Licensing Support” as the section of the extranet to which you seek access. Then fill in the requested data fields and submit. Your new account will be approved within three business days.

Documentation

☑ 4. Digital Audio Compression Standard (AC-3), Errata Sheet*

This document corrects several mistakes/ambiguities that were part of the original ATSC document A/52.

☑ 5. Adobe Acrobat Reader Installer for Mac and Windows*

The Adobe Acrobat Reader Installer allows the information on this CD-ROM to be accessed even if the Adobe Acrobat Reader is not already installed on a Macintosh or PC-type computer.

☑ 6. Digital Audio Compression Standard (AC-3)*

ATSC document A/52 is a description of the Dolby Digital (AC-3) algorithm in the format required by the ATSC (Advanced Television Systems Committee).

☑ 7. Annex D (Informative) Dolby Digital (AC-3) Alternate Bitstream Syntax*

This Annex to ATSC document A/52 describes an extended bitstream syntax used by Dolby Digital encoders and decoders, which redefines certain bitstream information (bsi).

☐ 8. Dolby Digital Consumer Broadcast Products Test CD Table of Contents*

This document lists the contents of the Dolby Digital Consumer Broadcast Products Test CD (v 1.0)

© 2003 Dolby Laboratories Licensing Corporation. Do not copy. All rights reserved.

InterVideo, Inc.	21

Logos

☑ 9. Dolby Logo Fonts and Character Map

This material includes PC and Mac fonts of Dolby logos used on licensed hardware and software. The fonts are convenient for placing licensed logos on printed materials such as manuals, packaging, and marketing literature. ONLY THE LOGO YOU HAVE BEEN LICENSED TO USE MAY BE USED BY YOU. The enclosed Dolby logo character map offers easy keyboard reference for Dolby fonts. An .eps (encapsulated postscript) format is included for high-resolution artwork production.

Testing materials

☑ 10. Dolby Digital Consumer Decoder AutoTest Test Signals*

This disc contains a set of test signals for testing Dolby Digital products. It is intended to be used solely with the AutoTest program.

☑ 11. Dolby Digital AutoTest Installation Software*

This software installs the AutoTest program which enables automated testing of multiple features of a Dolby Digital product when working with an Audio Precision system.

☑ 12. Dolby Digital Consumer Decoder Test Signals*

These test signals are for testing Dolby Digital decoding in DVD playback systems. Although this disc was produced primarily for testing DVD playback systems, it can also be used to test other types of Doby Digital decoders.

☑ 13. Dolby Digital Consumer Decoder Test DVD Manual*

This document contains a title list, with descriptions, for the test signals included on the Dolby Digital Consumer Decoder Test DVD.

☑ 14. Multichannel Consumer Decoder Test Procedure*

This procedure provides instructions for performing Dolby Digital testing in consumer surround decoder products.

☑ 15. Two-Channel DVD Test Procedure*

This procedure provides instructions for performing Dolby Digital testing in 2-channel DVD players.

☑ 16. Five-Channel DVD Test Procedure*

This procedure provides instructions for performing Dolby Digital testing in five-channel DVD players.

☑ 17. Multichannel Surround Decoder Test Results Form*

This form should be used to collect data during Dolby Digital testing of consumer surround decoder products.

☑ 18. Two-Channel DVD Player Test Results Form*

This form should be used to collect data during Dolby Digital testing of 2-channel DVD players.

☑ 19. Five-Channel DVD Player Test Results Form*

This form should be used to collect data during Dolby Digital testing of five-channel DVD players.

© 2003 Dolby Laboratories Licensing Corporation. Do not copy. All rights reserved.

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☑ 20. Dolby Digital Supplemental Test Signals*

These Dolby Digital test signals are for investigating product performance during transitions of ACMOD, datarate, dialnorm, and other bitstream parameters. These signals should be used in addition to the standard Dolby Digital test signals. For an explanation on expected results, see the Dolby Digital Supplemental Test DVD Test Procedure manual.

☑ 21. Dolby Digital Supplemental Test Procedure*

This document describes the test signals contained on the Dolby Digital Supplemental Test DVD and the expected test results. This document must be used with the Dolby Digital Supplemental Test DVD.

☑ 22. Dolby Digital Supplemental Test Results Form*

This form should be used to record the results of the Dolby Digital Supplemental Tests, which are found on the Dolby Digital Supplemental Test DVD.

☑ 23. AP Templates for Use with Dolby Digital Consumer Decoder Test DVD v1.5*

These two- and five-channel Audio Precision templates are for use with the Dolby Digital Consumer Decoder Test DVD version 1.5. Also contains list of included AP templates and their associated Dolby Digital Consumer Decoder test.

☐ 24. Two-Channel Broadcast Products Video Test Files Guide*

This is a guide to the video test files on the Dolby Digital Two-Channel Consumer Decoder Broadcast Test Kit disk (v2.0).

☐ 25. Two-Channel Broadcast Products ATSC Transport Streams*

These ATSC transport streams contain the test signals to verify performance of a consumer broadcast receiver that contains Dolby Digital decoding.

☐ 26. Two-Channel Broadcast Products Dolby Digital Test Files*

These Dolby Digital audio files (*.ac3) are the actual test signals used. They are provided in order to create transport streams in formats other than the ATSC streams included with this test kit.streams included with this test kit.

☐ 27. Two-Channel Broadcast Products Video Test Files*

These are MPEG2 video files included for multiplexing transport streams into formats other than the ATSC transport streams that are included in this test kit.

☐ 28. Two-Channel Broadcast Products AP Templates*

Audio Precision APWin templates for use with the Dolby Digital two-channel Consumer Broadcast Test Kit (v2.0).

☐ 29. Dolby Audio/Video Synchronization Transport Stream Files*

These transport streams should be used to test audio/video synchronization of ATSC receivers.

☐ 30. Two-Channel Broadcast Products Dolby Digital Test Signals Guide*

This is a guide to the Dolby Digital test signals on the Dolby Digital Two-Channel Consumer Decoder Broadcast Test Kit disk (v2.0).

© 2003 Dolby Laboratories Licensing Corporation. Do not copy. All rights reserved.

InterVideo, Inc.	23

☐ 31. Two-Channel Broadcast Products Test Procedure*

This test procedure is intended for use with the test signals and Audio Precision templates on the Dolby Digital Two-Channel Consumer Broadcast Test Kit disk.

☐ 32. Two-Channel Broadcast Products Test Results Form*

This form should be used to record the results of the Dolby Digital tests for two-channel broadcast products.

☐ 33. Two-Channel Broadcast Products ATSC Transport Streams Guide*

This is a guide to the ATSC transport streams on the Dolby Digital Two-Channel Consumer Decoder Broadcast Test Kit disk.

☐ 34. Two-Channel Broadcast Products Dolby Digital Test Procedure*

This test procedure is intended for use with the test signals and Audio Precision templates on the Dolby Digital Consumer Boradcast Products Test CD (v 1.0)

☐ 35. Two-Channel Broadcast Products Test Results Form*

This form should be used to record the results of the tests contained on the Dolby Digital Consumer Broadcast Products Test DVD (v1.0).

☐ 36. Two-Channel Broadcast Products Audio Precision Templates for Dolby Digital Tests*

These are test templates for an Audio Precision System Two. They match the tests described in the Test Procedure and the Test Signals used for testing a two-channel Dolby Digital decoder contained in a consumer broadcast product.

☐ 37. Two-Channel Broadcast Products Dolby Digital Test Signals Description*

This document describes the various test signals used to perform the testing of the two-channel Dolby Digital decoder contained in consumer broadcast products.

☐ 38. Two-Channel Broadcast Products AC-3 Test Files*

These Dolby Digital files are designed to test the performance of the two-channel Dolby Digital decoder contained in a consumer broadcast product.

☐ 39. Multichannel Broadcast Products Dolby Digital Test Procedure*

This procedure contains instructions for testing the multichannel portion of a consumer broadcast product that performs Dolby Digital decoding.

☐ 40. Multichannel Broadcast Products Dolby Digital Test Results Form*

This form is for recording results of the multichannel broadcast product tests contained on the Dolby Digital Consumer Broadcast Products Test CD (v 1.0)

☐ 41. Multichannel Broadcast Products AP Templates for Dolby Digital Tests*

These test templates for an Audio Precision System Two. They match the tests described in the Test Procedure and the Test Signals used for testing a multichannel Dolby Digital decoder contained in a consumer broadcast product.

☐ 42. Multichannel Broadcast Products Dolby Digital Test Signals Guide*

This document describes the various test signals used to perform the multichannel testing of the Dolby Digital decoder contained in consumer broadcast products.

© 2003 Dolby Laboratories Licensing Corporation. Do not copy. All rights reserved.

InterVideo, Inc.	24

☐ 43. Multichannel Broadcast Products AC-3 Test Files*

These Dolby Digital files are designed to test the performance of a multichannel Dolby Digital decoder contained in a consumer broadcast product.

☐ 44. Broadcast Products Pro Logic Test Procedure*

This procedure contains instructions for testing the Pro Logic circuit of a multichannel consumer broadcast product that performs Dolby Digital decoding.

☐ 45. Broadcast Products Pro Logic Test Results*

This form is for recording the results of the tests of the Pro Logic section of multichannel consumer broadcast products.

☐ 46. Broadcast Products AP Templates for Pro Logic Tests*

These are test templates for an Audio Precision System Two. They match the tests described in the Test Procedure and the Test Signals used for testing the Pro Logic portion of a multichannel Dolby Digital decoder contained in a consumer broadcast product.

☐ 47. Broadcast Products Pro Logic Test Signals Guide*

This document describes the various test signals used to perform the testing of the Pro Logic decoding circuitry contained in multichannel consumer broadcast products.

☐ 48. Broadcast Products Pro Logic AC-3 Test Files*

These Dolby Digital files are designed to test the performance of the Pro Logic circuitry contained in a multichannel consumer broadcast product.

☐ 49. Dolby Digital Transport Streams Guide*

This document lists the test signals contained in each ATSC transport stream (“Mux”). These signals are the two-channel and multichannel tests. The name of this Word document is “Transport Streams 2 & 6 channel rev 2_1”.

☐ 50. Dolby Digital Transport Streams (Pro Logic) Guide*

This document lists the test signals contained in each ATSC transport stream (“Mux”). These signals are the Pro Logic tests. The name of this Word document is “Transport Streams prologic rev 2_1”.

☐ 51. ATSC Transport Stream Files*

These are the actual ATSC transport stream files used to test consumer broadcast products.

☐ 52. Preliminary DVB Streams*

DVB versions of the version 1.0 ATSC transport streams. Note: these streams are “preliminary” since we know for a fact that they are not fully DVB compliant. They work in most cases, but we do not guarantee the results.

☐ 53. Preliminary DVB Streams Guide*

This document (readme.txt) describes the test files contained on this disc.

* Confidential Information

© 2003 Dolby Laboratories Licensing Corporation. Do not copy. All rights reserved.

InterVideo, Inc.	25

APPENDIX C

SCHEDULE OF TRADEMARKS

DOLBY DIGITAL

1.	Trademarks:

a.	Dolby Digital

b.	[Dolby Logo]

2	System Designator, for example:	audio data reduction system, or coding system, or compression system, or soundtrack, or other generic terms

© 2003 Dolby Laboratories Licensing Corporation. Do not copy. All rights reserved.

InterVideo, Inc.	26

APPENDIX D

Schedule of Notices

Dolby Digital

Trademark:

Except on the exposed main control surface of a Licensed Product, notice will be given to the public that the Licensed Trademark is a trademark by using the superscript letters “TM” after the respective trademark, or as appropriate by use of the trademark registration symbol “®” (the capital letter R enclosed in a circle) as a superscript after the respective trademark. Reasonable efforts will be used to ensure that notices of this kind appear in advertising for Licensed Products at the retail level.

Licensor’s ownership of Licensed Trademarks will be indicated, whether use is on a product or on descriptive, instructional, advertising, or promotional material, by the most relevant of the following acknowledgments: “‘Dolby’ is a trademark of Dolby Laboratories”, “The ‘double-D’ symbol is a trademark of Dolby Laboratories”, or “‘Dolby’ and the ‘double-D’ symbol are trademarks of Dolby Laboratories”. When space permits these words will be used on an exposed surface of Licensed Products.

Copyright:

The following notice is preferred: “This product contains one or more programs protected under international and U.S. copyright laws as unpublished works. They are confidential and proprietary to Dolby Laboratories. Their reproduction or disclosure, in whole or in part, or the production of derivative works therefrom without the express permission of Dolby Laboratories is prohibited. Copyright 1992-1997 by Dolby Laboratories. All rights reserved.”

If space does not permit the notice recited above, an abbreviated notice may be used. In extreme cases the following may suffice: “Confidential unpublished work. © 1992-1997 Dolby Laboratories. All rights reserved.”

For software-only versions, it shall be sufficient to include the above notice in the form of an ASCII text string in the heading of all copies in all forms.

License Notice:

The following notice will be prominently used on all Licensed Products: “Manufactured under license from Dolby Laboratories.” This notice will also be used in all instruction and servicing manuals.

Patent:

Each Licensed Product will, if specified in the Development Kit, be marked in the form, manner and location specified by Licensor, with one or more patent numbers of Patents in such countries under which a license is granted under this Agreement.

Implementation Notice:

For Implementation Licensees, Licensee will provide the following notice in all data sheets, applications notes and the like: “Supply of this Implementation of Dolby technology does not convey a license nor imply a right under any patent, or any other industrial or intellectual property right of Dolby Laboratories, to use this Implementation in any finished end-user or ready-to-use final product. It is hereby notified that a license for such use is required from Dolby Laboratories.”

Notes: If the Licensed Product is a software product then all applicable notices also need to be a part of an opening screen or in an “about” window of the software. When the word ‘Dolby’ is used, the letter D must be upper-case. The word ‘Dolby’ will be used only as an adjective referring to a Licensed Product, never as a noun or in any other usage which may contribute to a generic meaning.

© 2003 Dolby Laboratories Licensing Corporation. Do not copy. All rights reserved.

InterVideo, Inc.	27

APPENDIX E

Schedule of Royalties

Dolby Digital CONSUMER DECODER

THE ROYALTY RATES BELOW REPRESENT CONSIDERATION OF THE AGGREGATE RELATIVE VALUES AND EXPIRATION DATES OF THE LICENSED TECHNOLOGY FOR THE CONVENIENCE OF THE PARTIES. THESE RATES WERE SELECTED TO AVOID THE DIFFICULTY AND EXPENSE OF ACTUALLY IMPLEMENTING A MORE COMPLEX MATRIX OF MULTIPLE RATES DEPENDANT UPON EXPIRATION DATES, RELATIVE VALUATIONS AND PRODUCTS.

The royalty unit applicable is a “Channel” which means a full frequency range audio channel. (Eg; a Licensed Product with Dolby Digital stereo decoding is charged [*] Channels, and a Licensed Product with Dolby Digital multi-channel ([*]) decoding is charged [*] Channels.)

A.	BASE PROGRAM

Number of Channels per Quarter	Royalty per Channel
On those from 1 to 10,000	$ [*]
On those from 10,001 to 50,000	$ [*]
On those from 50,001 to 250,000	$ [*]
On those from 250,001 to 1 million	$ [*]
On those over 1 million	$ [*]

Dolby Digital royalty for [*] Channel Dolby Digital Licensed Products may be discounted by $[*].

If a Licensed Product uses more than [*] audio channel decoding to create only [*] virtualized output Channels, then the Dolby Digital royalty for using such multi-channel decoding, is discounted to [*] Channels such that only [*] additional Channel per Licensed Product applies. (Not applicable if also a multi-channel Dolby Digital Licensed Product).

Dolby Digital royalty may be discounted by $[*] per Channel for Licensed Products which are Made and Sold or otherwise distributed in a country where there are no Patents or Patent applications, up to a maximum of three Channels per Licensed Product.

Consumer Price Index – Royalties are also multiplied by a factor which is determined each year by the change in the U.S. Consumer Cost of Living (COL) index between December 1993 (the date on which the present royalty system was introduced) and December of the year prior to the current year. This is to preserve the parity of the royalty scheme from one year to the next.

Royalty statements and payments are to be submitted 30 days after each calendar quarter ending with the last day of March, June, September, and December.

In addition to the above, the following apply:

B.	CONSUMER ELECTRONICS PROGRAMS

CE Device Type

The following royalty adjustments for the period outlined, may be applied to the following consumer electronics device types meeting the descriptions in the table entitled, “Consumer Electronics Device Type Program” below.

© 2003 Dolby Laboratories Licensing Corporation. Do not copy. All rights reserved.

InterVideo, Inc.	28

C.	SOFTWARE PROGRAMS

PC Software Royalty — effective 1 JAN 2004 until 31 DEC 2006 (the “PC Term”) for PC Computing Device types only:

During the PC Term, for PC Software Licensed Products, the royalty for Dolby Digital Consumer Decoder

•	in a stereo ([*] Channel) product is $[*],
•	in a multi-channel ([*] Channel) product is $[*], and
•	in a stereo ([*] Channel) product, if more than [*] Channel decoding occurs to create virtualized output Channels, is $[*].

Also, during the PC Term

•	no additional adjustments for the Consumer Cost of Living (COL) index will be applied to such PC Software Licensed Products,
•	for such PC Software Licensed Products Made and Sold or otherwise distributed in a country where there are no Patents or Patent applications, the Dolby Digital Consumer Decoder royalty may be discounted to

(i) $[*] for a stereo ([*] Channel) product,

(ii) $[*] for a multi-channel ([*] Channel) product, and

(iii) $[*] for a stereo ([*] Channel) product if more than [*] Channel decoding occurs to create virtualized output Channels, and

•	the quantity of such PC Software Channels under this Agreement are not combinable with non PC Software Channels or those based on any other agreement.

Computing Device Type

In addition to the above, the following royalty adjustments for the period outlined, may be applied to the following computing device types meeting the descriptions in the table entitled, “Computing Device Type Program” below.

© 2003 Dolby Laboratories Licensing Corporation. Do not copy. All rights reserved.

InterVideo, Inc.	29

COMPUTING DEVICE TYPE PROGRAM

Computing Device Types	Hardware Parameters	Operating System (“OS”)	Adjustment Factor	Rate Period Validity
PC Computing Device – General Purpose Office Computer	Multi-functional desktop or notebook personal computer or workstation with hard disk drive and alphanumeric keyboard designed for use with two hands as the primary input device, the use of which is intended primarily for the office or business environment.	Windows NT, Windows 2000, Windows XP Professional, Macintosh OS 9, Macintosh OS X, Linux.	PC Software Royalty Program X 1	1 JAN 2004 –31 DEC, [*]

PC Computing Device –General Purpose Home Computer	Multi-functional desktop or notebook personal computer or workstation with hard disk drive and alphanumeric keyboard designed for use with two hands as the primary input device, the use of which is intended primarily for the home entertainment environment.	Windows 95 Windows 98, Windows 98 SE, Windows ME, Windows XP Home, Macintosh OS 9, Macintosh OS X, Linux.	PC Software Royalty Program X 1	1 JAN 2004 – 31 DEC, [*]

PC Computing Device –Entertainment Computer	General Purpose Home Computer with additional primary input options like remote control, and intended to provide consumer electronics, entertainment, or media management functionality, the use of which is intended primarily for the home entertainment environment	Windows XP Media Center Edition, Windows XP Home, any analogous Apple or Linux based OS.	PC Software Royalty Program X 1	1 JAN 2004 – 30 JUN, [*]

PC Computing Device – Tablet Computer	Hardware parameters of a General Purpose Home or Entertainment Computer, designed for use with a pen-like device for primary input, the use of which is intended primarily for the office or business environment.	Windows XP Tablet PC Edition.	PC Software Royalty Program X 1	1 JAN 2004 – 31 DEC, [*]

Hybrid Computing Device – PC CE type products	Resource-constrained devices that perform computing tasks such as set-top boxes, PVRs, DVD Recorders, DVD players, residential gateways, game consoles, media jukeboxes etc., the use of which is intended primarily for the home entertainment environment.	Windows CE, Windows NT Embedded, Windows XP Embedded, Linux	Base Program X 1	1 JAN 2004– 31 DEC, [*]

© 2003 Dolby Laboratories Licensing Corporation. Do not copy. All rights reserved.

InterVideo, Inc.	30

Portable Computing Device – Personal Digital Assistant	A compact portable handheld computer with hard disk drive or static memory	Palm OS, Windows Pocket PC 2002, Windows Mobile 2003 Pocket PC, Linux.	Base Program X1	1 JAN 2004 – 31 DEC, [*]

Portable Computing Device – Mobile Phone	Portable handheld wireless telephone, which also performs computing tasks.	Windows Pocket PC Phone Edition 2002, Windows Mobile Pocket PC Phone Edition 2003, Windows Powered Smartphone, Symbian	Base Program X1	1 JAN 2004 –31 DEC, [*]

Automotive Computing Devices	In-vehicle computing devices that handle navigation, entertainment, verbal commands, mobile communication networks and e-commerce	Windows CE for Automotive	Base Program X1	1 JAN 2004 –31 DEC, [*]

© 2003 Dolby Laboratories Licensing Corporation. Do not copy. All rights reserved.